EXHIBIT 99.2


         CLASSIC COMMUNICATIONS, INC. FILES REGISTRATION STATEMENT
                   WITH THE SEC FOR A PUBLIC OFFERING OF
                       SHARES OF CLASS A COMMON STOCK

           Austin, Texas, October 20, 1999   Classic Communications, Inc.
 announced today that it filed a registration statement with the Securities and Exchange Commission on October 19, 1999 for an initial public offering of $175 million of its Class A common stock.

           Application will be made to approve the common stock for quotation on the Nasdaq National Market under the proposed symbol "CLSC."

           The net offering proceeds would be used to reduce existing borrowings and partially fund the previously announced acquisition of all of the systems owned by Star Cable.

           Goldman, Sachs & Co., Merrill Lynch & Co. and Donaldson, Lufkin & Jenrette will act as managers of the offering.

           As previously announced, Classic Communications, Inc. has entered into an agreement to purchase 37 systems, serving approximately 57,000 subscribers, from Star Cable Associates. The systems are located in Texas, Louisiana and Ohio.

           A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

           Classic Communications, Inc., based in Austin, Texas, has approximately 360,000 subscribers in non-metropolitan markets in Texas, Kansas, Oklahoma, Nebraska, Missouri, Arkansas, Louisiana, Colorado and New Mexico. Brera Capital Partners Limited Partnership owns, through a subsidiary, 64.4% of Classic Communications, Inc. Brera Capital Partners Limited Partnership, a $650 million private equity investment fund based in New York City, invests in a very limited number of companies in a few selected industries including telecommunications, financial services and outsourcing.

 CONTACT:


 Steven E. Seach
 President and CFO
 Classic Communications, Inc.
 512-476-9095